April 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We are counsel to The Needham Funds, Inc. (the "Fund"), and in so acting have reviewed Post-Effective Amendment No. 34 (the "Post-Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 33-98310.  Representatives of the Fund have advised us that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933 (the "Securities Act").  In connection therewith, the Fund has requested that we provide this letter.

In our review of the Post-Effective Amendment, we have assumed that the version of the Post-Effective Amendment we reviewed substantially complies in all material respects with the version filed with the Securities and Exchange Commission via EDGAR.
Based upon the foregoing, we hereby advise you that the Post-Effective Amendment does not include disclosure which we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

We consent to the reference to this firm under the heading "Other Information – Legal Counsel" in the Prospectus filed as part of the Post-Effective Amendment.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Post-Effective Amendment under the Securities Act.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP  ●  NEW YORK  ●  LOS ANGELES   MIAMI  ●  WASHINGTON, DC
180 MAIDEN LANE, NEW YORK 10038-4982  TEL 212.806.5400   FAX 212.806 6006  WWW.STROOCK.COM